Exhibit 10.1

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT (this “Amendment”), effective as of February 1, 2018, is to that certain Purchase and Sale Agreement dated November 13, 2017 (the “Agreement”), by and between VEREIT Operating Partnership, L.P., a Delaware limited partnership (“Seller”) and CCA Acquisition, LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to Section 9.6 of the Agreement, the Agreement may be amended, restated, supplemented or otherwise modified by a written instrument signed by Purchaser and Seller; and

WHEREAS, Purchaser and Seller desire to amend certain terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.The definition of “Company Transaction Expenses” is hereby deleted in its entirety and replaced with the following:

“‘Company Transaction Expenses’ means the unpaid obligations, fees and expenses incurred by or on behalf of the Company or any of the Purchased Subsidiaries (together, the ‘Responsible Entities’) or that are payable by the Responsible Entities (whether due prior, on or after the Closing) in connection with the transactions contemplated by this Agreement or the Transaction Documents (except for the Services Agreement), including (i) fees and expenses of legal counsel, investment bankers, accountants and other advisors, (ii)(x) transaction bonuses, severance payments, change of control payments, excise tax gross-up payments, retention payments, stay bonuses, payments with respect to stock appreciation rights, dividend equivalent payments or other payments that arise as a result of the consummation of the transactions contemplated by this Agreement and the employer portion of any FICA and other payroll Taxes payable in respect thereto, and (y) any unpaid severance obligations or other termination payments resulting from terminations of employment on or before the Closing, (iii) except as set forth in Section 9.1, all fees and expenses associated with obtaining approvals, consents and waivers and (iv) any broker’s fees incurred or payable by or on behalf of the Responsible Entities.”

2.Section 1.4 is amended by inserting new paragraphs (f) and (g) reading as follows:

“(f)    Notwithstanding the foregoing provisions of this Section 1.4, solely with respect to the current portion of program development costs with respect to Cole Office & Industrial REIT (CCIT III), Inc., (i) for purposes of the Closing Balance Sheet, the amount of the current portion of program development costs shall be equal to $120,000 (the “Initial CCIT III Adjustment Amount”), and (ii) within ten (10) Business Days after the first anniversary of the Closing Date, Purchaser shall deliver or cause to be delivered to Seller a statement (the “CCIT III Statement”) setting forth in reasonable detail the total dollar amount of capital raised by Cole Office & Industrial REIT (CCIT III), Inc. during the twelve months ending January 31, 2019 (the “CCIT III Capital Raise Amount”) and its calculation of the lesser of one percent (1%) of the CCIT III Capital Raise Amount and $2,231,146 (the “CCIT III Expected Amount”). If the CCIT III Expected Amount as set forth in the CCIT III Statement is (x) greater than the Initial

CCIT III Adjustment Amount, then Purchaser shall pay or cause to be paid to Seller, within five (5) Business Days after delivery of the CCIT III Statement, an amount equal to the difference between the CCIT III Expected Amount and the Initial CCIT III Adjustment Amount, and (y) less than the Initial CCIT III Adjustment Amount, then Seller shall pay or cause to be paid to Purchaser or its designee, within five (5) Business Days after delivery of the CCIT III Statement, an amount equal to the difference between the CCIT III Expected Amount and the Initial CCIT III Adjustment Amount (such payment, the “CCIT III True-Up Payment”). The review and dispute resolution provisions of Section 1.4(b), (c) and (d) shall apply mutatis mutandis with respect to the calculation of the CCIT III Capital Raise Amount and the determination of the amount of the CCIT III True-Up Payment and the components thereof. Within five (5) Business Days after the date on which the CCIT III True-Up Payment amount and the components thereof are finalized, Purchaser or Seller, as applicable, shall pay to the other Party the difference between the CCIT III True-Up Payment as so finalized and the amount of the CCIT III True-Up Payment previously paid to or by such other Party, as applicable. All payments to Seller under this Section 1.4(f) shall be made in the same manner as Seller received the Closing Cash Payment Amount or in such other manner as Seller may direct in writing.

(g)    Neither the Estimated Closing Working Capital Amount nor the Closing Working Capital Amount shall reflect a tax refund receivable from any taxing jurisdiction or a liability related to the proposed assessment by the state of New York with respect to the Company’s taxable years ending December 31, 2013 and December 31, 2014.”

; and re-labeling the existing paragraphs (f) and (g) as (h) and (i), respectively.

3.Section 5.9(b) is amended by inserting new paragraph (iv) as follows:

“Seller shall prepare the United States federal and any state income tax returns of the Company for calendar year 2017 and for the short period beginning on January 1, 2018 and ending on the Closing Date, and shall provide drafts of such returns to Purchaser in accordance with Section 5.9(b)(i). On the 2017 federal income tax return, Seller shall request a refund of overpayments, net of amounts to be credited with respect to the short period 2018 (which Seller intends to be at least equal to the amount due for the short period 2018). Purchaser shall file or cause to be filed such tax returns as promptly as practicable and will file or cause to be filed Form 8050 with the 2017 federal tax return, requesting a direct deposit of the 2017 refund into a bank account designated by Seller. If the IRS issues a check for the refund, Purchaser shall deposit or cause to be deposited the check and promptly wire or cause to be wired the amount of the refund to Seller. To the extent that there is tax due on the short period 2018 tax return in excess of the amount credited from 2017, Purchaser shall pay or cause to be paid such excess and Seller shall promptly reimburse Purchaser or the payor for such amount. To the extent that there is a refund on the short period 2018 federal tax return, Purchaser shall seek to have the refund deposited directly with Seller or, if the IRS issues a check for the refund, Purchaser shall deposit or cause to be deposited the check and promptly wire or cause to be wired the amount of the refund to Seller. Any liability resulting from the proposed assessment by the state of New York with respect to the Company’s taxable years ending December 31, 2013 and December 31, 2014 shall be paid to the relevant New York taxing authority promptly upon the resolution or settlement of such proposed assessment, such payment to be made by Seller if practicable, otherwise by Purchaser or one of its Affiliates (in which case Seller will indemnify Purchaser and all applicable Purchaser Indemnified Parties for such payment in accordance with Section 7.2). In the event of any conflict between this Section 5.9(b)(iv) and Section 5.9(b)(i), this Section 5.9(b)(iv) shall control.”

4.The definition of “Seller-Developed Software” is hereby deleted in its entirety and replaced with the following:

“Seller-Developed Software” is defined in Section 5.16(a).”

5.Section 2.2(a)(vii) is hereby deleted in its entirety and replaced with the following:

“[Reserved]”

6.Pursuant to Section 5.16(b) of the Agreement, the Parties agree that:

“Seller shall deliver the Seller-Developed Software on a mutually agreed upon date following the Closing. Such date shall be reasonably determined by the Parties based on the migration schedule to be agreed by the Parties following the Closing and transition of support from Seller (or its applicable Affiliates) to Purchaser (or its applicable Affiliates).”

7.Section 3.3(b) of the Disclosure Schedule is hereby amended by adding the following entity name and related information to the end of the table contained therein:

Name of Purchased Subsidiary	Jurisdiction of organization	Jurisdiction where qualified to do business
CCA Real Estate, LLC	Delaware	AZ

Pursuant to Section 5.1(a)(vii), Purchaser hereby consents to the Company’s formation of CCA Real Estate, LLC.

8.Except as expressly modified and amended as set forth in this Amendment, the Agreement remains in full force and effect, enforceable in accordance with its terms. The terms and provisions of Article IX (except for the first two sentences in Section 9.7 (Waiver)) of the Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment, provided that references in the Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall refer to November 13, 2017.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PURCHASER:

CCA Acquisition, LLC

By:	/s/ Richard Ressler
Name:	Richard Ressler
Title:	Vice President

SELLER:

VEREIT Operating Partnership, L.P.

By:	/s/ Glenn J. Rufrano
Name:	Glenn J. Rufrano
Title:	Chief Executive Officer